Exhibit 99.1

ARMSTRONG FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

- Full Year Net Sales From Continuing Operations of $728.2 Million, Up 3.4% From Prior Year

- Full Year Net Loss of $163.0 Million Including Loss on Sale of Wood Flooring Business, and Adjusted Net Income of $5.8 Million

- Full Year Adjusted EBITDA From Continuing Operations of $57.5 Million

- Completed Sale of Wood Flooring Business for $90 Million of Net Proceeds

- Provides Full Year 2019 Outlook For Adjusted EBITDA From Continuing Operations of $58 Million to $66 Million

Lancaster, PA, March 5, 2019. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient flooring products, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Don Maier, Chief Executive Officer, commented, “During 2018, we grew sales on strong volume growth in Luxury Vinyl Tile (“LVT”) as well as higher selling prices across many product categories. Our full year Adjusted EBITDA from continuing operations improved by 3.3% helped by productivity gains and cost saving actions in the face of strong inflationary pressure. Fourth quarter 2018 results were impacted by soft end market demand, along with the timing of customer purchases in response to delayed U.S. tariff increases.”

Mr. Maier continued, “We are pleased to enter 2019 as a focused resilient flooring Company with an attractive growth trajectory, stronger margin profile, and solid balance sheet. Our efforts are concentrated on LVT leadership, which is supported by our growth strategy to drive innovation across our award-winning product portfolio, strengthen our distribution partnerships, and leverage our strong positions in our other commercial categories. We believe we are now positioned to generate improved results in 2019 and beyond.”

Fourth Quarter and Full Year 2018 Results Compared with 2017 Results

In December 2018, the Company completed the previously announced sale of its wood flooring business. Proceeds from the sale were $90.2 million, net of closing costs, transaction fees and taxes. The transaction is subject to a customary post-closing working capital adjustment process, which is expected to be completed in the first quarter of 2019. As of the fourth quarter 2018, the wood flooring business is now classified as a discontinued operation. Amounts for the prior periods, including net sales and operating income, have been reclassified to conform to this presentation.

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
Net sales	$153.8	$159.4	(3.5%)	$728.2	$704.1	3.4%
Operating (loss)	($16.6)	($12.2)	N/M	($17.4)	($12.7)	N/M
Net (loss)	($171.0)	($20.7)	N/M	($163.0)	($41.8)	N/M
Diluted (loss) per share	($6.57)	($0.80)	N/M	($6.27)	($1.54)	N/M
Adjusted EBITDA	$1.8	$4.9	(63.5%)	$57.5	$55.7	3.3%
Adjusted EBITDA margin	1.2%	3.1%	(190 bps )	7.9%	7.9%	0 bps
Adjusted net (loss) income	($9.0)	($17.5)	N/M	$5.8	$8.7	(33.9%)
Adjusted diluted (loss) earnings per share	($0.35)	($0.68)	N/M	$0.22	$0.32	(31.0%)

In the fourth quarter of 2018, net sales decreased 3.5% to $153.8 million as compared to $159.4 million in the fourth quarter of 2017, or 2.4% excluding the impact of currency. The decrease in net sales was primarily due to lower volumes, partly offset by improved mix and overall higher selling prices in response to inflationary pressure. Lower volumes in the fourth quarter of 2018 were impacted by elevated inventory levels in the distributor channel due to significant customer purchases in the third quarter of 2018 ahead of price increases implemented in October 2018 in response to higher anticipated U.S. tariffs.

Fourth quarter 2018 net loss was $171.0 million, or diluted loss per share of $6.57, as compared to net loss of $20.7 million, or diluted loss per share of $0.80, in the prior year quarter. Current year loss included $156.1 million related to the wood flooring business, which is now classified as a discontinued operation. Adjusted net loss was $9.0 million, or adjusted diluted loss per share of $0.35, as compared to an adjusted net loss of $17.5 million, or adjusted diluted loss per share of $0.68, in the prior year quarter.

Fourth quarter 2018 adjusted EBITDA was $1.8 million, as compared to $4.9 million in the prior year quarter. The decrease in adjusted EBITDA was primarily driven by lower net sales and increased input cost inflation pressure, partially offset by improved productivity and lower SG&A spending.

For the full year 2018, net sales increased 3.4% to $728.2 million as compared to $704.1 million in 2017. The improvement in net sales was primarily driven by favorable mix and overall higher selling prices in response to inflationary pressure, partly offset by lower volumes.

Full year 2018 net loss was $163.0 million, or diluted loss per share of $6.27, as compared to net loss of $41.8 million, or diluted loss per share of $1.54, in the prior year. Adjusted net income was $5.8 million, or adjusted diluted earnings per share of $0.22, as compared to an adjusted net income of $8.7 million, or adjusted diluted earnings per share of $0.32, in the prior year.

Full year 2018 adjusted EBITDA was $57.5 million, as compared to $55.7 million in the prior year. The increase in adjusted EBITDA was primarily driven by higher net sales, improved productivity and lower SG&A spending, which more than offset significant input cost inflation pressure.

Full Year 2019 Outlook

For the full year 2019, the Company expects adjusted EBITDA to be in the range of $58 million to $66 million, with growth heavily weighted to the second half as the overall market improves and elevated inventory levels in the channel are worked down. The Company expects capital expenditures to be in the range of $30 million to $35 million for the full year 2019.

Conference Call and Webcast

The Company will host a live webcast and conference call to review fourth quarter and full year results on Tuesday, March 5, 2019 at 11:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13687021.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

717-672-7545

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net sales	$153.8	$159.4	$728.2	$704.1
Cost of goods sold	128.8	130.0	585.0	553.0

Gross profit	25.0	29.4	143.2	151.1
Selling, general, and administrative expense	41.6	41.6	160.6	163.8

Operating (loss) income	(16.6)	(12.2)	(17.4)	(12.7)
Interest expense	1.9	0.7	4.8	2.7
Other expense	0.7	0.8	2.9	3.7

(Loss) Income from continuing operations before income taxes	(19.2)	(13.7)	(25.1)	(19.1)
Income tax (benefit) expense	(4.3)	8.9	(6.0)	(2.0)

(Loss) Income from continuing operations	(14.9)	(22.6)	(19.1)	(17.1)
Earnings (loss) from discontinued operations	(2.3)	1.9	9.9	(24.7)
Loss on disposal of discontinued operations	(153.8)	—	(153.8)	—

Net (loss) earnings from discontinued operations	(156.1)	1.9	(143.9)	(24.7)

Net (loss) income	$(171.0)	$(20.7)	$(163.0)	$(41.8)

Weighted average number of common shares outstanding - Basic	26.0	25.9	26.0	27.1

Basic earnings (loss) per share of common stock	$(6.57)	$(0.80)	$(6.27)	$(1.54)

Weighted average number of common shares outstanding - Diluted	26.0	25.9	26.0	27.1

Diluted earnings (loss) per share of common stock	$(6.57)	$(0.80)	$(6.27)	$(1.54)

Consolidated Balance Sheet

(Dollars in millions)

Assets	December 31, 2018	December 31, 2017
Current Assets:
Cash	$173.8	$40.1
Accounts and notes receivable, net	39.0	52.6
Inventories, net	139.5	117.0
Current assets of discontinued operations	—	149.5
Other current assets	18.6	31.1

Total current assets	370.9	390.3
Property, plant, and equipment, net	296.1	310.6
Noncurrent assets of discontinued operations	—	130.3
Other non-current assets	41.2	58.9

Total assets	$708.2	$890.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$141.4	$124.1
Current liabilities of discontinued operations	—	26.1
Short-term debt and current portion of long-term debt	28.7	—
Other current liabilities	0.5	0.8

Total current liabilities	170.6	151.0
Long-term debt	70.6	85.0
Postretirement benefit liabilities	55.7	69.9
Pension benefit liabilities	11.3	2.3
Noncurrent liabilities of discontinued operations	—	22.7
Other long-term liabilities	9.0	9.2

Total liabilities	317.2	340.1
Total stockholders’ equity	391.0	550.0

Total liabilities and stockholders’ equity	$708.2	$890.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to its non-GAAP results for periods prior to completion of the sale of the wood flooring business. These adjustments represent the elimination of certain shared costs that were formerly allocated to the divested wood flooring segment and are intended to reflect, on a pro forma basis, the retroactive elimination of these costs in accordance with the Company’s ongoing cost optimization program which, when combined with certain payments under the Transition Services Agreement entered into with the purchaser, are expected to offset the impact of substantially all of these costs. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)

	Three Months Ended December 31,
	2018	2017
Net income (loss)	($171.0)	($20.7)
Net loss (earnings) from discontinued operations	156.1	(1.9)
Interest expense	1.9	0.7
Other expense	0.7	0.8
Taxes	(4.3)	8.9

Operating income (loss)	(16.6)	(12.2)
Depreciation and amortization	11.2	11.1
Expenses related to strategic projects and cost reduction initiatives	1.5	—
U.S. pension expense	0.9	1.2
Pro forma adjustment for corporate expense	4.8	4.8

Adjusted EBITDA	$1.8	$4.9

	Three Months Ended December 31,
	2018		2017
	$ million	Per diluted share	$ million	Per diluted share
Net income (loss)	($171.0)	($6.57)	($20.7)	($0.80)
Expenses related to strategic projects and cost reduction initiatives	1.5		—
Pro forma adjustment for corporate expense	4.8		4.8
U.S. pension expense	0.9		1.2
Other (income) & expense	0.7		0.8
Tax impact of adjustments at statutory rate	(2.0)		(1.7)
Net loss (earnings) from discontinued operations	156.1		(1.9)

Adjusted Net Loss	($9.0)	($0.35)	($17.5)	($0.68)

	Twelve Months Ended December 31,
	2018	2017
Net income (loss)	($163.0)	($41.8)
Net loss (earnings) from discontinued operations	143.9	24.7
Interest expense	4.8	2.7
Other expense	2.9	3.7
Taxes	(6.0)	(2.0)

Operating income (loss)	(17.4)	(12.7)
Depreciation and amortization	44.7	38.7
Expenses related to strategic projects and cost reduction initiatives	7.5	5.2
U.S. pension expense	3.8	5.4
Pro forma adjustment for corporate expense	19.0	19.0

Adjusted EBITDA	$57.5	$55.7

	Twelve Months Ended December 31,
	2018		2017
	$ million	Per diluted share	$ million	Per diluted share
Net income (loss)	($163.0)	($6.27)	($41.8)	($1.54)
Expenses related to strategic projects and cost reduction initiatives	7.5		5.2
Pro forma adjustment for corporate expense	19.0		19.0
U.S. pension expense	3.8		5.4
Other (income) & expense	2.9		3.7
Tax impact of adjustments at statutory rate	(8.3)		(12.7)
Impact on deferred tax assets of valuation allowances and US tax reform	—		5.2
Net loss (earnings) from discontinued operations	143.9		24.7

Adjusted Net Income	$5.8	$0.22	$8.7	$0.32

Rows and columns may not foot due to rounding.